Exhibit 99.8

RULES OF THE

SIGNET GROUP PLC

SHARESAVE SCHEME

Adopted by the Company on 11 June 1998

Approved by the Inland Revenue on 23 September 1998

under reference SRS2164/GRP

and amended by the Company on 8 June 2000 and approved

by the Inland Revenue on 7 June 2000

and amended by the Company on 10 January 2007 and approved

by HMRC on 21 February 2007

and amended by the Company on 6 June 2008 and approved

by HMRC on [            ]

Herbert Smith LLP

2

RULES OF THE SIGNET GROUP PLC

SHARESAVE SCHEME

1.	DEFINITIONS

1.1	In this Scheme, the following words and expressions shall have, where the context so admits, the meanings set forth below:

“Appropriate Period” the meaning given by Paragraph 38(3) of Schedule 3 to ITEPA;

“Associated Company” an associated company of the Company within the meaning that expression bears in Paragraph 47 of Schedule 3 to ITEPA;

“Board” the board of directors for the time being of the Company or a duly authorised committee thereof;

“Bonus Date” in relation to any Option granted to a Participant, the earliest time when the Relevant Bonus is payable under the Savings Contract entered into by him;

“Close Company” a close company as defined in Section 414(1) of the Taxes Act as varied by Paragraph 11(4) of Schedule 3 to ITEPA;

“the Company” Signet Group plc (registered no. 477692);

“Control” has the meaning given by section 840 of the Taxes Act;

“Daily Official List” the register of listed securities and the prices of transactions published by the London Stock Exchange;

“Date of Grant” the date on which an Option is granted;

“Date of Invitation” the date on which the Grantor invites applications for Options;

“Dealing Day” any day on which the London Stock Exchange is open for the transaction of business;

“Eligible Employee”

(A)	any individual who at the Date of Invitation:

(1)	is an executive director on terms which require him to devote not less than 25 hours per week (excluding meal breaks) to his duties or an employee of a Participating Company; and

(2)	is chargeable to tax in respect of his office or employment under Section 15 or 21 of ITEPA; and

(3)	has been such an executive director or employee of a Participating Company for such qualifying period (being a period commencing not earlier than 5 years prior to the Date of Grant) as the Board may determine; or

(B)	any other individual who is nominated by the Board as an executive director or employee of a Participating Company (or is nominated as a member of a category of such executive directors and employees), but in all cases excluding any person who is prohibited from participating by reason of the provisions of Paragraph 11 of Schedule 3 to ITEPA;

“Employees’ Share Scheme” the meaning given by Section 1166 of the Companies Act 2006;

“Exercise Price” the total amount payable in relation to the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Grantor” either:

(A)	the Board with respect to Options granted or to be granted by the Company; or

(B)	the Trustees with respect to Options granted or to be granted by the Trustees;

“Invitation Period” the period of 42 days commencing on any of the following:

(A)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period;

(B)	the day on which the Board resolves that exceptional circumstances exist which justify the grant of Options;

(C)	any day on which any change to the legislation affecting savings-related share option schemes approved by HMRC under ITEPA is proposed or made; or

(D)	any day on which a new Savings Contract prospectus is announced or takes effect;

“ITEPA” the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” London Stock Exchange plc;

“Lower Bonus” the Bonus payable at the end of a period of three years from the commencement of a Savings Contract;

“Market Value” in relation to a Share on any day:

(A)	if and so long as the Shares are admitted to listing by the UK Listing Authority and traded on the London Stock Exchange, its middle market quotation (as derived from the Daily Official List);

(B)	subject to (A) above, its market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Shares and Assets Valuation at HMRC;

“Material Interest” the meaning given by Paragraph 12 of Schedule 3 of ITEPA;

“Maximum Contribution” the lesser of:

(A)	such maximum monthly contribution as may be permitted pursuant to Paragraph 25 of Schedule 3 to ITEPA; or

(C)	such maximum monthly contribution as may be determined from time to time by the Board;

“Member of a Consortium” the meaning given by Paragraph 48(2) of Schedule 3 to ITEPA;

“Monthly Contributions” monthly contributions agreed to be paid by a Participant under his Savings Contract;

“Option” a right to acquire Shares under the Scheme which is either subsisting or is proposed to be granted;

“Option Price” the price per Share, as determined by the Grantor, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him being not less than the higher of:

(A)	80 per cent. of the Market Value of a Share on the Dealing Day immediately preceding the Date of Invitation (or, if the Grantor so determines, 80 per cent. of the average of the Market Values on the three Dealing Days immediately preceding the Date of Invitation or 80 per cent. of the Market Value at such other time or times as may be previously agreed in writing with HMRC); and

(B)	if the Shares are to be subscribed, their nominal value,

but subject to any adjustment pursuant to Rule 10;

“Participant” any Eligible Employee to whom an Option has been granted, or (where the context so admits) the personal representative(s) of any such person;

“Participating Company”

(A)	the Company; and

(B)	any other company which is under the Control of the Company, is a Subsidiary of the Company and which has been expressly designated by the Board as being a Participating Company;

“Pensionable Age” age (65) sixty-five;

“Relevant Bonus” the Lower Bonus or the Standard Bonus as determined in accordance with Rule 2.3.3;

“Retirement” termination of the Participant’s employment by his or her employer by reason of retirement;

“Savings Contract” a certified SAYE savings arrangement (within the meaning of Section 703 of the Income Tax (Trading and Other Income) Act 2005) approved by HM Revenue and Customs for the purpose of Schedule 3 to ITEPA;

“Scheme” the Signet Group plc Sharesave Scheme in its present form or as from time to time amended in accordance with the provisions hereof;

“Share” an ordinary share in the capital of the Company which satisfies the conditions specified in Paragraphs 18 to 22 of Schedule 3 to ITEPA;

“Standard Bonus” the Bonus payable at the end of a period of five years from the commencement of a Savings Contract;

“Subsidiary” the meaning given by Section 1159 of the Companies Act 2006;

“Taxes Act” the Income and Corporation Taxes Act 1988;

“Trustees” the trustee or trustees for the time being of any employee benefit trust established for the benefit of beneficiaries including all or substantially all of the Eligible Employees; and

“UK Listing Authority” means the Financial Services Authority as the competent authority for listing in the United Kingdom under Part VI of the Financial Services and Markets Act 2000.

1.2	Words and expressions not otherwise defined herein have the same meaning they have in ITEPA.

1.3	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4	References in the rules of the Scheme to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these rules mutatis mutandis as if they were an Act of Parliament.

1.5	The headings in the rules of the Scheme are for the sake of convenience only and should be ignored when construing the rules.

1.6	Any reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

2.	APPLICATION FOR OPTIONS

2.1	The Grantor may, (but in the case of the Grantor being the Trustees only with the prior written approval of the Board), during any Invitation Period, invite applications for Options at the Option Price from Eligible Employees. Invitations may be made by letter, poster, circular, advertisement, electronically, or by any other written means or combination of means determined by the Board and shall include details of:

2.1.1	eligibility;

2.1.2	either the Option Price or the basis for determining the Option Price (such basis being consistent with the definition of “Option Price”);

2.1.3	the date by which applications made pursuant to Rule 2.3 must be received, (being neither earlier than 14 days nor later than 25 days after the Date of Invitation); and

2.1.4	whether, for the purposes of determining the number of Shares over which an Option is to be granted, Eligible Employees may elect for the repayment under the Savings Contract to be taken:

2.1.4.1	as including the Standard Bonus, and/or

2.1.4.2	as including the Lower Bonus, or

2.1.4.3	as not including a bonus,

and the Grantor may determine and include in the invitation details of the maximum number of Shares over which Options are to be granted pursuant to invitations issued on that occasion.

2.2	Each application for an Option must incorporate or be accompanied by a proposal for a Savings Contract.

2.3	An application for an Option shall be in such form as the Board may from time to time prescribe save that it shall provide for the applicant to state:

2.3.1	the Monthly Contribution (being a multiple of £1 and not less than £5 or, if lower, the minimum amount per month from time to time permitted by ITEPA) which he wishes to make under the related Savings Contract;

2.3.2	that his proposed Monthly Contributions (when taken together with any Monthly Contribution he makes under any other Savings Contract) will not exceed the Maximum Contribution;

2.3.3	if (as contemplated by Rule 2.1.4) Eligible Employees may elect for the repayment under the Savings Contract to be taken as including the Standard Bonus and/or the Lower Bonus or as not including a bonus, his election in that respect.

2.4	Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Grantor to scale down applications pursuant to Rule 3.

2.5	Proposals for a Savings Contract shall be limited to such bank, building society or other person specified in Section 704 of the Income Tax (Trading and Other Income) Act 2005, as the Board may designate.

2.6	Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected repayment (including where the Board so allows any Relevant Bonus) under the related Savings Contract at the appropriate Bonus Date.

2.7	The grant and the exercise of an Option shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of the London Stock Exchange and any other securities exchange on which the Shares are traded.

3.	SCALING DOWN

3.1	If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Grantor pursuant to Rule 2.1 or any limitation under Rule 5, the Grantor shall (but in the case of the Grantor being the Trustees only with the prior written approval of the Board) scale down applications by taking, at its absolute discretion, one of the following steps until the number of Shares available equals or exceeds the reduced number of Shares applied for (provided always that in reducing the number of Shares applied for, any adjustments shall ensure that an Eligible Employee’s Monthly Contribution remains a multiple of £1):

3.1.1	by treating any elections for the Standard Bonus as an election for no Relevant Bonus and then, so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over £5 and then, so far as necessary, selecting by lot; or

3.1.2	by treating each election for a Relevant Bonus as an election for no Relevant Bonus and then, so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over £5 and then, so far as necessary, selecting by lot; or

3.1.3	by reducing the proposed Monthly Contributions pro rata to the excess over £5 and then, so far as necessary selecting by lot.

3.2	If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of £5 a month to be granted to each Eligible Employee making a valid application, the Grantor may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

3.3	If the Board so determines, the provisions in Rule 3.1.1, 3.1.2 and 3.1.3 may be modified or applied in any manner as may be agreed in advance with HMRC.

3.4	If in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule 4.2 below, the Grantor may extend that period by 12 days regardless of the expiry of the relevant Grant Period.

4.	GRANT OF OPTIONS

4.1	No Option shall be granted to any person if:

4.1.1	at the Date of Grant that person shall have ceased to be an Eligible Employee; or

4.1.2	that person has or has had at any time within the 12 month period preceding the Date of Grant a Material Interest in the issued ordinary share capital of a Close Company which is the Company or a company which has Control of the Company or is a Member of a Consortium which owns the Company.

4.2	Within 30 days of the first Dealing Day (if any) by reference to which the Option Price was fixed (which date shall be within an Invitation Period) the Grantor (in the case of the Grantor being the Trustees only with the prior written approval of the Board) may, subject to Rule 3 above, grant to each Eligible Employee who has submitted a valid application an Option in respect of the number of Shares for which he has applied pursuant to Rule 2.6.

4.3	The Grantor shall issue to each Participant an option certificate in such form (not inconsistent with the provisions of the Scheme) as the Board may from time to time prescribe. Each such certificate shall specify the Date of Grant of the Option, the number of Shares over which the Option is granted, the Bonus Date and the Option Price.

4.4	Except as otherwise provided in these Rules, every Option shall be personal to the Participant to whom it is granted and shall not be transferable.

4.5	No amount shall be paid in respect of the grant of an Option.

5.	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

5.1	The number of Shares which may be allocated under the Scheme on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and under any other Employees’ Share Scheme adopted by the Company or any Subsidiary, exceed such number as represents 10 percent-of the ordinary share capital of the Company in issue immediately prior to that day.

5.2	In determining the above limits (i) any Shares issued or which may be issued to satisfy any Options granted by the trustees of any employee benefit trust established by the Company or any Subsidiary shall be regarded as Options to subscribe for Shares; and (ii) no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised.

5.3	References in this Rule to the “allocation” of Shares shall mean, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of Employees’ Share Scheme, shall mean the issue and allotment of shares.

5.4	References to the issue and allotment of Shares shall include the transfer of Shares from treasury, but only until such time as the guidelines issued by institutional investor bodies cease to provide that they need to be so included.

6.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1

6.1.1	Save as provided in Rules 6.2, 6.3, 6.4 and 7, an Option may not be exercised earlier than the Bonus Date under the relevant Savings Contract.

6.1.2	Save as provided in Rule 6.2, an Option shall not be exercisable later than 6 months after the Bonus Date under the relevant Savings Contract.

6.1.3	Save as provided in Rules 6.2, 6.3 and 7, an Option may only be exercised by a Participant whilst he is a director or employee of a Participating Company or an Associated Company.

6.1.4	If, at the Bonus Date, a Participant holds an office or employment in a company which is not a Participating Company but which is an Associated Company or a company over which the Company has Control, such Option may be exercised within six months of the Bonus Date.

6.1.5	An Option may not be exercised by a Participant if he has or has had at any time within the 12 month period preceding the date of exercise a Material Interest in the issued ordinary share capital of a Close Company which is the Company or a company which has Control of the Company or is a Member of a Consortium which owns the Company, nor may an Option be exercised by the personal representatives of the Participant if the Participant had such a Material Interest at the date of his death.

6.2	An Option may be exercised by the personal representatives of a deceased Participant:

6.2.1	within 12 months following the date of his death if such death occurs before the Bonus Date; or

6.2.2	within 12 months following the Bonus Date in the event of his death within 6 months after the Bonus Date.

6.3

[1]Subject to Rule 6.1.2 an Option may be exercised by a Participant within 6 months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:

6.3.1	injury, disability, redundancy within the meaning of the Employment Rights Act 1996 or the Employment Rights (Northern Ireland) Order 1996, or Retirement on reaching Pensionable Age or at any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

6.3.2	his office or employment being in a company of which the Company ceases to have Control; or

6.3.3	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither an Associated Company nor a company under the Control of the Company; or

6.3.4	Retirement (other than at Pensionable Age or any age at which he is bound to retire), if such cessation of office or employment is more than 3 years after the Date of Grant of the Option; or

6.3.5	cessation of employment in circumstances other than those mentioned in 6.3.1 to 6.3.4 above, after the Bonus Date.

6.4	Subject to Rule 6.1.2 an Option may be exercised by a Participant within 6 months following the date he reaches Pensionable Age if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Scheme.

6.5	No person shall be treated for the purposes of Rule 6.3 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Scheme until that person ceases to hold any office or employment in the Company or any Associated Company.

[1]	This rule amended for options granted after HMRC approval given on 21 February 2007

6.6	Options shall lapse upon the occurrence of the earliest of the following events:

6.6.1	subject to 6.6.2 below, 6 months after the Bonus Date;

6.6.2	where the Participant dies before the Bonus Date, 12 months after the date of death, and where the Participant dies in the period of 6 months after the Bonus Date, 12 months after the Bonus Date;

6.6.3	the expiry of any of the 6 month periods specified in Rule 6.3.1 to 6.3.4 save that if at the time any such applicable periods expire time is running under the 12 month periods specified in Rule 6.2, the Option shall not lapse by reason of this sub-rule 6.6.3 until the expiry of the relevant 12 month period in Rule 6.2;

6.6.4	the expiry of any of the periods specified in Rules 7.1, 7.3 and 7.4 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

6.6.5	the Participant ceasing to hold an office or employment with the Company or any Associated Company in any circumstances other than:

6.6.5.1	where the cessation of office or employment arises on any of the grounds specified in Rules 6.2 or 6.3; or

6.6.5.2	where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 7 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

6.6.6	the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

6.6.7	the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing anything or omitting to do anything which causes him to be so deprived or declared bankrupt; or

6.6.8	where before an Option has become capable of being exercised, the Participant gives notice that he intends to stop paying Monthly Contributions, or is deemed under the terms of the Savings Contract to have given such notice, or makes an application for repayment of the Monthly Contributions.

7.	TAKEOVER, RECONSTRUCTIONS AND WINDING UP

7.1	Subject to Rule 7.3 below, if any person obtains Control of the Company as a result of making, either:

7.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Company (which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

7.1.2	a general offer to acquire all the shares in the Company which are of the same class as the Shares,

an Option may be exercised within 6 months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2	For the purpose of Rule 7.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Takeovers and Mergers) with him have together obtained Control of it.

7.3	If any person becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006, an Option may be exercised during the period of one month from the date on which that person first became so bound or entitled.

7.4	If under section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies or if the Company passes a resolution for the voluntary winding up of the Company, the Company shall give notice thereof to all Participants and the Participant may then exercise the Option within one month from the date of such notice and thereafter the Option shall lapse. After exercising the Option the Participant shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such shares had been subject to such compromise or arrangement.

7.5	If Options become exercisable pursuant to Rules 7.1 or 7.3 above, or any person obtains control of the Company pursuant to 7.4 above, any Participant may at any time within the Appropriate Period, by agreement with the relevant company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an Option (the “New Option”) which (for the purposes of Paragraph 39 of Schedule 3 to ITEPA) is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company falling within Paragraph 18(b) or (c) of Schedule 3 to ITEPA)

7.6	The New Option shall not be regarded for the purposes of Rule 7.5 as equivalent to the Old Option unless the conditions set out in Paragraph 39(4) of Schedule 3 to ITEPA are satisfied. Where the provisions of Rule 7.5 apply the provisions of the Scheme shall for this purpose be construed as if:

7.6.1	the New Option were an option granted under the Scheme at the same time as the Old Option;

7.6.2	except for the purpose of the definition of “Participating Company” in Rule 1, the reference to Signet Group plc in the definition of “the Company” in Rule 1 were a reference to the different company mentioned in Rule 7.6; and

7.6.3	Rule 12.2 were omitted.

8.	MANNER OF EXERCISE

8.1	An Option may only be exercised during the periods specified in Rules 6 and 7 and only with monies not exceeding the amount of repayment (including any interest and bonus) under the Savings Contract as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the repayment of any Monthly Contribution, the due date for the payment of which under the Savings Contract arises after the date of the repayment.

8.2	Exercise shall be by the delivery to the Company Secretary as agent for the Grantor or his duly appointed agent, of an option certificate or certificates covering at least all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with any remittance for the Exercise Price payable to the Company as agent for the Grantor or authority to the Company as agent for the Grantor to withdraw and apply monies from the Savings Contract to acquire the Shares over which the Option is to be exercised.

8.3	The effective date of exercise shall be the date of delivery of the notice of exercise together with any remittance or authority referred to in Rule 8.2. For the purposes of this Scheme a notice of exercise shall be deemed to be delivered when it is received by the Company.

9.	ISSUE OR TRANSFER OF SHARES

9.1	Subject to Rule 9.3, Shares to be issued pursuant to the exercise of an Option shall be allotted to the Participant (or his nominee) within 30 days following the date of effective exercise of the Option.

9.2	Subject to Rule 9.4, the Grantor shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the date of effective exercise of the Option.

9.3	The allotment or transfer of any Shares under the Scheme shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.7 above.

9.4	Shares issued pursuant to the Scheme shall rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

9.5	Shares transferred pursuant to the Scheme shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of transfer.

9.6	If and so long as the Shares are admitted to listing by the UK Listing Authority and traded on the London Stock Exchange or are admitted to trading on any stock exchange, stock market or other recognised exchange (the “Relevant Exchange”), the Company shall apply for any Shares issued pursuant to the Scheme to be admitted to listing by the UK Listing Authority, or to be listed or traded on the Relevant Exchange, as soon as practicable after the allotment thereof.

10.	ADJUSTMENTS

10.1	The number of Shares over which an Option is granted and/or the Option Price thereof (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and/or the price at which they may be acquired) shall be adjusted in such manner as the Grantor (but in the case of the Grantor being the Trustees only with the prior written approval of the Board) shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company (other than as consideration for an acquisition), to the intent that (as nearly as may be without involving fractions of a Share and/or an Option Price calculated to more than two decimal places) the aggregate Exercise Price payable in respect of an Option shall remain unchanged provided that no adjustment shall be made pursuant to this Rule 10.1 without the prior approval of HMRC (so long as the Scheme is approved by HMRC).

10.2	Apart from pursuant to this Rule 10.2, no adjustment under Rule 10.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3	The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or reissue any option certificate consequent upon such adjustment.

11.	ADMINISTRATION

11.1	Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address or, where he is a director or employee of a Participating Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

11.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

11.3	If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require

11.4	The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or the Grantor shall procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

11.5	The decision of the Board in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive.

11.6	The costs of introducing and administering the Scheme shall be borne by the Company.

11.7	Any expenses involved in any issue of Shares in the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Company and any expenses involved in the transfer of Shares into the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Grantor.

12.	ALTERATIONS

12.1	Subject to Rule 12.2 and 12.4, the Board may at any time (but only with the prior consent of the Trustees if there are subsisting Options which have bean granted by the Trustees) alter or add to all or any of the provisions of the Scheme in any respect, provided that if an alteration or addition is made to a key feature of the Scheme (that is, a provision of the Scheme which is necessary in order to meet the requirements of Schedule 3 to ITEPA) at a time when the Scheme is approved by HMRC under Schedule 3 to ITEPA it shall not have effect until it has been approved by HMRC.

12.2	Subject to Rule 12.3 no alteration or addition to the advantage of Participants or employees shall be made under Rule 12.1 without the prior approval by ordinary resolution of the members of the Company in general meeting.

12.3	Rule 12.2 shall not apply to any minor alteration or addition which is to benefit the administration of the Scheme, is necessary or desirable in order to obtain or maintain HMRC approval of the Scheme under Schedule 3 to ITEPA or any other enactment or to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, or any Subsidiary of the Company or any Participant.

12.4	No alteration or addition shall be made under Rule 12.1 which would abrogate or adversely affect the subsisting rights of a Participant, unless it is made:

12.4.1	with the consent in writing of such number of Participants as hold Options under the Scheme to acquire 75 per cent. of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised; or

12.4.2	by a resolution at a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy, and for the purposes of this Rule 12.4 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply mutatis mutandis.

12.5	As soon as reasonably practicable after making any alteration or addition under Rule 12.1, the Board shall give written notice thereof to any Participant affected thereby.

12.6	No alteration shall be made to the Scheme if following the alteration the Scheme would cease to be an Employees’ Share Scheme.

13.	GENERAL

13.1	The Scheme shall terminate on 11 June 2018 or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Scheme shall be without prejudice to the subsisting rights of Participants.

13.2	The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153 of the Companies Act 1985, provided that any trust deed to be used for this purpose shall, at the time when the Scheme is approved by HMRC under Schedule 3 to ITEPA, have previously been submitted to HMRC. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary’s employees. Nothing in the Scheme shall be deemed to give any employee of any Participating Company any right to Participate in the Scheme.

13.3	The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Scheme or the provisions of any statute or law relating to taxation.

13.4	Benefits under the Scheme shall not form part of a Participant’s remuneration for any purpose and shall not be pensionable.

13.5	By participating in the Scheme, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Scheme. The Company may share such information with any Participating Company or Associated Company, the Trustees, its registrars, brokers, other third party administrator or any person who obtains Control of the Company or acquires the company, undertaking or part-undertaking which employs the Participant, whether within or outside of the European Economic Area.

13.6	These Rules shall be governed by and construed in accordance with the laws of England and the English courts shall have exclusive jurisdiction to determine any dispute which may arise out of, or in connection with, the Scheme.